Supplement no. 2 to prospectus dated December 11, 2006
and prospectus supplement dated December 11, 2006

Filed Pursuant to Rule 424(b)(7) of the Securities Act of 1933
Relating to Registration No. 333-139230

0.75% Convertible Senior Notes due 2011
1.00% Convertible Senior Notes due 2013
Common Stock

This supplement no. 2 to the prospectus dated December 11, 2006 and prospectus supplement dated December 11, 2006 relates to the resale by certain selling securityholders of our 0.75% Convertible Senior Notes due 2011 and 1.00% Convertible Senior Notes due 2013, which we refer to as the notes, and the shares of our common stock issuable upon conversion of the notes.

You should read this supplement no. 2 in conjunction with the prospectus dated December 11, 2006, the prospectus supplement dated December 11, 2006 and supplement no. 1 dated January 31, 2007 to the prospectus and the prospectus supplement, which should be delivered in conjunction with this supplement no. 2. This supplement no. 2 is not complete without, and may not be delivered or used except in conjunction with, the prior registration documents, including any amendments or supplements to them. This supplement no. 2 is qualified by reference to the prior registration documents, except to the extent that the information provided by this supplement no. 2 supersedes or supplements certain information contained in the prior registration documents.

Investing in the notes and the common stock issuable upon conversion of the notes involves risk. See “Risk Factors” beginning on page S-4 of the prospectus supplement dated December 11, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this supplement no. 2 or the prior registration documents. Any representation to the contrary is a criminal offense.

This supplement no. 2 constitutes the offer by the selling securityholders named below of $50,000 principal amount of our 0.75% Convertible Senior Notes due 2011, $542,000 principal amount of our 1.00% Convertible Senior Notes due 2013 and the shares of our common stock issuable upon conversion of those notes.

The table under the caption “Selling Securityholders” beginning on page S-44 of the prospectus supplement (as previously amended and supplemented by the tables under the captions “Additional Selling Securityholders” and “Revised Information Regarding Selling Securityholders,” beginning on page 2 of supplement no. 1 dated January 31, 2007) is hereby amended by replacing the information in the prospectus supplement regarding the selling securityholders identified in the table entitled “Revised Information Regarding Selling Securityholders” below with the information set forth in the table entitled “Revised Information Regarding Selling Securityholders” below.

We prepared these table based on information supplied to us by the selling securityholders named in the table below on or prior to February 1, 2007. Information about the selling securityholders may change over time.

We have assumed for purposes of the table below that the selling securityholders will sell all of the notes and all of the common stock issuable upon conversion of the notes pursuant to this supplement no. 2 and the prior registration documents, and that any other shares of our common stock beneficially owned by the selling securityholders will continue to be beneficially owned.

Except as set forth in the prospectus supplement dated December 11, 2006 and below, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

The selling securityholders identified below may have sold, transferred or otherwise disposed of, pursuant to transactions exempt from the registration requirements of the Securities Act of 1933, as amended, all or a portion of their notes since the date on which they provided the information regarding their notes.

SELLING SECURITYHOLDERS

REVISED INFORMATION REGARDING SELLING SECURITYHOLDERS

Number of
							Number of		Shares of
	Principal			Principal			Shares of		Common
	Amount of		Percentage	Amount of		Percentage	Common		Stock	Natural Person(s)
	2011 Notes		of 2011	2013 Notes		of 2013	Stock		Beneficially	with Voting
	Beneficially		Notes	Beneficially		Notes	Issuable that		Owned	or
Name of Selling	Owned and		Outstanding	Owned and		Outstanding	May Be		After the	Investment
Securityholder(1)	Offered (USD)		(%)	Offered (USD)		(%)	Offered(2)(3)		Offering (4)	Power

Focused SICAV — Convert Global (EUR)	22,550,000	(5)	2.1%	—		—	1,179,254	(6)	—	Andreas Jacobs, Dirk Spiegel, Gilbert Schintgen and Aloyse Hemmen
GMIMCO Trust	—		—	600,000	(7)	*	31,377	(8)	—	(9)
Occidental Petroleum	—		—	462,000	(10)	*	24,160	(11)	—	Tracy Maitland

(*)	Less than one percent (1%).

(1)	Information concerning other selling securityholders will be set forth in additional supplements to the prospectus supplement from time to time, if required.

(2)	Assumes conversion of all of the selling securityholder’s Notes at a conversion rate of 52.2951 shares of Common Stock per $1,000 principal amount of the Notes upon maturity. This conversion rate is subject to adjustment as described in “Description of the Notes -Adjustment to Conversion Rate” in the prospectus supplement dated December 11, 2006. As a result, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease in the future. Excludes shares of Common Stock that may be issued by us upon the repurchase of the debentures as described under “Description of the Notes — Repurchase at the Option of the Holder Upon a Change in Control” in the prospectus supplement dated December 11, 2006 and fractional shares. Securityholders will receive a cash adjustment for any fractional share amount resulting from conversion of the Notes, as described in “Description of the Notes — Conversion Rights” in the prospectus supplement dated December 11, 2006.

(3)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act. The number of shares of Common Stock beneficially owned by each securityholder named above is less than 1% of our outstanding common stock calculated based on 924,495,679 shares of common stock outstanding as of January 25, 2007. In calculating this amount for each securityholder, we treated as outstanding the number of shares of common stock issuable upon conversion of that securityholder’s Notes, but we did not assume conversion of any other securityholder’s Notes.

(4)	For purposes of computing the number and percentage of Notes and shares of common stock to be held by the selling securityholders after the conclusion of the offering, we have assumed for purposes of this table above that the selling securityholders named above will sell all of their Notes and all of the common stock issuable upon conversion of their Notes offered by this prospectus, and that any other shares of our Common Stock beneficially owned by these selling securityholders will continue to be beneficially owned.

(5)	This amount reflects an increase of $50,000 from the amount of 2011 Notes previously listed for this selling securityholder in supplement no. 1 to the prospectus supplement dated December 11, 2006.

(6)	This amount reflects an increase of 2,615 from the number of shares previously listed for this selling securityholder in supplement no. 1 to the prospectus supplement dated December 11, 2006.

(7)	This amount reflects an increase of $540,000 from the amount of 2013 Notes previously listed for this selling securityholder in supplement no. 1 to the prospectus supplement dated December 11, 2006.

(8)	This amount reflects an increase of 28,240 from the number of shares previously listed for this selling securityholder in supplement no. 1 to the prospectus supplement dated December 11, 2006.

(9)	Selling securityholder files periodic reports pursuant to the 1934 Securities Act or is an affiliate thereof.

(10)	This amount reflects an increase of $2,000 from the amount of 2013 Notes previously listed for this selling securityholder in supplement no. 1 to the prospectus supplement dated December 11, 2006.

(11)	This amount reflects an increase of 105 from the number of shares previously listed for this selling securityholder in supplement no. 1 to the prospectus supplement dated December 11, 2006.

Only selling securityholders that beneficially own the securities set forth opposite their respective names in the foregoing table (including the tables included in the prospectus supplement and supplements thereto) may sell such securities under the registration statement. Prior to any use of this supplement no. 2 in connection with an offering of the notes and/or the underlying common stock by any holder not identified above, the prospectus dated December 11, 2006 and the prospectus supplement dated December 11, 2006 will be supplemented to set forth the name and other information about the selling securityholder intending to sell such notes and the underlying common stock.

The date of this supplement no. 2 is February 2, 2007

2